EXHIBIT 99.1

Paramount Gold and Silver Corp. Provides Update on DTC Matter

Ottawa, Ontario, Canada April 22, 2008 (BUSINESS WIRE) Paramount Gold and Silver Corp. (“the Company”) on April 17, 2008 received notice from the American Stock Exchange (“AMEX”) indicating that the Company does not meet certain of the Exchange’s listing standards due to DTC’s suspension of services effective March 17, 2008.

As a result of the foregoing, the Company is not in compliance with (i) Section 136 of the AMEX Company Guide which states that all listed companies are subject to the AMEX book entry settlement requirements as set forth in AMEX Rule 776, and (ii) Section 137 of the AMEX Company Guide which states that all listed companies are subject to the AMEX depository eligibility requirements set forth in AMEX Rule 777.

The Company has submitted a plan of compliance to the AMEX on April 22, 2008 that demonstrates the Company’s ability to regain compliance with Sections 136 and 137 of the Company Guide by May 19, 2008. If the plan is not accepted by the AMEX, the Company may be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide. Paramount has been advised by DTC however, that DTC has not determined that Paramount is not an eligible security under DTC rules.

As a result of the suspension of DTC services in the United States, trading will remain suspended on the AMEX, TSX and Frankfurt Stock Exchange until further notice. The Company is currently taking steps to become compliant within the meaning of the AMEX Rules and more specifically, working with the DTC to facilitate resumption of services.

"Safe-Harbor" Statement: This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company may not be realized. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially.”

Contacts:

Christopher Crupi

Chief Executive Officer

Paramount Gold and Silver Corp.

613.226.9881